EXHIBIT 10.1

BOATSFORSALE.COM & YACHTSFORSALE.COM

LICENSE AND CONDITIONAL SALE AGREEMENT

This LICENSE AND CONDITIONAL SALE AGREEMENT (“Agreement”), effective as of February 4, 2025 (the “Effective Date”), is entered into by and between Revver Digital, LLC, a Delaware limited liability company and wholly-owned subsidiary of One Water Marine Inc., having principal offices located at 6275 Lanier Islands Parkway, Buford, GA 30518 (“OWM”), and Twin Vee PowerCats Co., a Delaware corporation, having principal offices located at 3101 S US Highway 1, Fort Pierce, Florida 34982 (“TVP”, and together with OWM, the “Parties”, and each, a “Party”).

WHEREAS, OWM is engaged in the provision of (a) online marketplace, advertisement, marketing, and sale services of yachts, boats, and yacht and boat accessories, and (b) arranging of loans, insurance, and warranty services related to yachts and boats, all under the brands “Yachts for Sale” and “Boats for Sale” through the websites available at the Domains “yachtsforsale.com” and “boatsforsale.com”, but excluding the provision of similar services through any other brand, Domain, or business lines (the “Business”), and TVP is engaged in business activities substantially similar to the Business;

WHEREAS, OWM owns the entire right, title, and interest in and has the right to license and sell to TVP the Licensed Intellectual Property; and

WHEREAS, OWM wishes to grant to TVP a license to use and exploit the Licensed Intellectual Property to facilitate TVP’s assumption and conduct of the Business as set forth herein until the Closing Date when the Minimum Purchase Price has been fully paid as set forth herein, and to sell such Licensed Intellectual Property to TVP upon the Closing Date, and TVP wishes to accept such license and use and exploit the Licensed Intellectual Property for the assumption and conduct of the Business until the Closing Date, and to purchase such Licensed Intellectual Property from OWM for the conduct of the Business upon the Closing Date, all on and subject to the terms and conditions and as further set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            DEFINITIONS. Capitalized terms have the meanings set forth or referred to in Annex 1 hereto.

2.            GRANT AND CONDITIONAL SALE.

2.1         Intellectual Property License. Subject to the terms and conditions of this Agreement and expressly conditioned upon TVP’s timely payment of any amounts due and owing hereunder, OWM, on behalf of itself and its Representatives, hereby grants to TVP and its Affiliates during the Term a nontransferable, nonsublicensable (except as expressly permitted under Section 4), worldwide, exclusive (except for the Third-Party Licenses) right and license to use, exploit, reproduce, publicly perform or display, transmit, and distribute the Licensed Intellectual Property to conduct the Business through all media and technology, now or hereafter known; provided, however, that the right and license granted in this Section 2.1 is expressly limited to the Licensed Intellectual Property that is used exclusively in and for the conduct of the Business.

2.2          Limited Grant. Except for the rights and licenses granted by OWM under this Section 2 and the purchase and sale contemplated by Section 2.3 below and contingent upon payment in full of the Minimum Purchase Price, this Agreement does not grant to TVP or any of its Affiliates or any other Person any right, title, or interest by implication, estoppel, or otherwise. Without limiting the foregoing, except as may be expressly set forth in Section 2.3 and Section 2.4 (including all contingent conditions set forth therein), nothing in this Agreement grants by implication, estoppel, or otherwise, any right, title, or interest in, (including any license) to, or under any other Intellectual Property owned or controlled by OWM or any of its Affiliates other than Licensed Intellectual Property used exclusively in the Business. All rights, titles, and interests not specifically and expressly granted by OWM hereunder are hereby reserved.

2.3          Purchase and Sale Upon Payment in Full. Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date hereof (if this Agreement is not earlier terminated for cause in accordance with Section 17.2), for and in consideration of the payment of the Purchase Price, OWM hereby irrevocably agrees to sell, assign, transfer, and convey to TVP, and TVP accepts, all of OWM’S right, title, and interest in and to (a) the Licensed Intellectual Property, including all licenses and similar contractual rights or permissions, whether exclusive or nonexclusive, related to any of the Licensed Intellectual Property, granted by OWM to a third-party Person prior to the Effective Date (the “Third-Party Licenses”), all Foreground Intellectual Property, and all OWM Background Intellectual Property used exclusively in the conduct of the Business, (d) all claims and causes of action with respect to any of the foregoing, accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive or other legal and equitable relief for present and future infringement, misappropriation, violation, breach, or default, (e) to the extent transferable, any and all rights of and obligations owed by OWM from or to any third-party Person related to the Licensed Intellectual Property pursuant to any Contracts or otherwise (“Third-Party Contracts”), and (f) all other rights, privileges, and protections of any kind whatsoever of OWM accruing under any of the foregoing provided by any applicable Law throughout the world (collectively, the “Purchased Intellectual Property”). For the avoidance of doubt, the Purchased Intellectual Property shall not include the Non-Transferable Intellectual Property.

2.4          Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, to the extent not already accepted and assumed under Section 3.3 hereof, TVP hereby irrevocably agrees (a) to accept OWM’s assignment of the Third-Party Licenses and Third-Party Contracts, (b) to assume all of OWM’s duties and obligations under the Third-Party Licenses and the Third-Party Contracts, and (c) to pay, perform, and discharge, as and when due, all of the liabilities and obligations of OWM under the Third-Party Licenses or Third-Party Contracts accruing on or after the Effective Date, but only to the extent that such liabilities and obligations do not relate to any breach, default, or violation by OWM under the Third-Party Licenses or Third-Party Contracts (the “Assumed Liabilities”). Other than the Assumed Liabilities, TVP neither assumes nor is otherwise liable under this Section 2.4 for any obligations, claims, or liabilities of OWM of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereafter arising (collectively, “Excluded Liabilities”), including, for the avoidance of doubt, any obligations, claims, or liabilities arising from or in connection with any circumstances, causes of action, breach, violation, default, or failure to perform by or of OWM with respect to the Third-Party Licenses or Third-Party Contracts prior to the Effective Date.

2.5          Closing of Purchase and Sale under Section 2.3. Subject to and contingent upon the complete satisfaction of the terms and conditions of this Agreement, including those set forth in Section 2.6 hereof, the consummation of the purchase and sale portion of the transactions contemplated by Section 2.3 of this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures (or their electronic counterparts) no later than (a) fifteen (15) Business Days following satisfaction or waiver of all terms and conditions set forth in Section 2.6 hereof and (b) thirty (30) Business Days following the Minimum Purchase Price Achievement Date or the Drop-Dead Date, whichever is later (if this Agreement is not earlier terminated for cause in accordance with Section 17.2) (the date on which the Closing actually occurs, the “Closing Date”).

2.6          OWM Deliverables. On or prior to the Closing Date (if this Agreement is not earlier terminated for cause in accordance with Section 17.2), OWM shall deliver to TVP the following:

(a)           an assignment, substantially in the form of Exhibit A hereto (the “Intellectual Property Assignment”), duly executed by OWM, transferring all of OWM’S right, title, and interest in and to the Purchased Intellectual Property to TVP;

(b)           an assignment and assumption agreement, substantially in the form of Exhibit B hereto (the “Bill of Sale, Assignment, and Assumption Agreement”), duly executed by OWM, transferring all of OWM’s right, title, and interest in and to, and obligations under, the Assumed Liabilities to TVP; and

(c)           such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to TVP, as may be required to give effect to this Agreement.

2.7          TVP Deliverables. On or prior to the Closing Date (if this Agreement is not earlier terminated for cause in accordance with Section 17.2), TVP shall deliver to OWM the following:

(a)           the final Payment Statement, duly completed and containing the information required in accordance with Section 6.3(a)(iv);

(b)           the Remaining Purchase Price, if any, by wire transfer of immediately available funds to an account designated in writing by OWM during the Term;

(c)           the Intellectual Property Assignment, duly executed by TVP, acknowledging the transfer of and accepting all of OWM’s right, title, and interest in and to the Purchased Intellectual Property;

(d)           the Bill of Sale, Assignment, and Assumption Agreement, duly executed by TVP, acknowledging the transfer of and accepting all of OWM’s right, title, and interest in and to, and obligations under, the Assumed Liabilities; and

(e)           such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to OWM, as may be required to give effect to this Agreement.

2.8          Recordation. Without limiting the generality of any other provision of this Agreement, upon the effectiveness of the purchase and sale contemplated by Section 2.3 and Section 2.4 above on and after the Closing Date (unless this Agreement has been earlier terminated for cause in accordance with Section 17.2 hereof), OWM shall execute and deliver to TVP, at TVP’s expense, such assignments and other documents, certificates, and instruments of conveyance in a form reasonably satisfactory to TVP and suitable for filing with the USPTO and the registries and other recording governmental authorities in all applicable jurisdictions (including with respect to legalization, notarization, apostille, certification, and other authentication) as reasonably necessary to record and perfect the Intellectual Property Assignment, and to vest in TVP all right, title, and interest in and to the Purchased Intellectual Property in accordance with applicable Law. As between OWM and TVP, TVP shall be responsible, at TVP’s expense, for filing the Intellectual Property Assignment, and other documents, certificates, and instruments of conveyance with the applicable Governmental Authorities; provided that, upon TVP’s reasonable request, and at TVP’s expense, OWM shall take such steps and actions, and provide such cooperation and assistance, to TVP and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Purchased Intellectual Property to TVP, or any of TVP’s successors or assigns.

2.9          OWM Reservation of Rights.

(a)           During and after the Term, notwithstanding the exclusive licenses granted hereunder or the sale and purchase of the Purchased Intellectual Property, OWM and its Representatives, reserves the right to use the Licensed Intellectual Property for non-commercial, historical, and archival purposes only, which purposes may be purely internal or available to the public.

(b)           Notwithstanding the exclusive character of certain licenses granted in this Agreement, TVP takes such licenses subject to any rights granted to any third-party Person established by the Third-Party Licenses and/or Third-Party Contracts and all renewals and extensions thereof.

3.             TRANSFER OF KNOW-HOW; TRAINING AND TECHNICAL SUPPORT.

3.1          Transfer of Know-How. TVP acknowledges and agrees that, by virtue of its entrance into and performance under the Prior Agreement, TVP has obtained and OWM has disclosed the Know-How that is part of the Licensed Intellectual Property to TVP. For the avoidance of doubt, for the duration of the Term and, if the purchase and sale contemplated by Section 2.3 and Section 2.4 is not consummated, for the applicable period after the Term set forth in Section 12, all Know-How that is part of the Licensed Intellectual Property disclosed to TVP hereunder is the Confidential Information of OWM and subject to the confidentiality and non-disclosure obligations under Section 12, and TVP’s use of any documentation, materials, or other information concerning such Know-How provided under this Section 3 is subject to the terms and conditions of this Agreement, including the scope of the license granted under Section 2.

3.2          Training and Technical Support. For the first six (6) Monthly Periods of the Term (the “Transition Period”), OWM shall provide technical support and training upon reasonable written request by TVP, using Personnel (of OWM) of suitable skill, experience, and qualification, to TVP and its Personnel in the use and maintenance of any of the Licensed Intellectual Property up to fifteen (15) hours per Monthly Period and up to a total cost to OWM during the Transition Period of Twenty Thousand and 00/100 Dollars ($20,000) (the “Transition Cost Cap”). Notwithstanding the foregoing, TVP acknowledges and agrees that OWM does not make, and expressly disclaims, any warranty, whether express or implied, including but not limited to any warranty of merchantability, fitness for a particular purpose, or non-infringement, regarding the training offered by OWM or the technical support provided by its Personnel. TVP further acknowledges that OWM does not guarantee, warrant, or represent the accuracy, completeness, or effectiveness of any training materials, methodologies, or technical support services provided, nor does OWM warrant that TVP or its Personnel will achieve any specific results, outcomes, or levels of proficiency from participating in such training or utilizing such technical support. Under no circumstances shall OWM, its affiliates, contractors, agents, or representatives be liable for any direct, indirect, incidental, consequential, punitive, or special damages arising from or related to the training or technical support, including but not limited to any loss of data, revenue, or business opportunities, even if OWM has been advised of the possibility of such damage. All training and technical support will be performed remotely or at a TVP facility during regular business hours on Business Days, unless OWM has agreed in writing to a different location or time. OWM will provide the training and technical support at no extra cost to TVP until such costs to OWM exceed the Transition Cost Cap, at which point, TVP and OWM shall agree on pricing for additional training and technical support and TVP shall reimburse OWM for any and all costs, including, but not limited to, salaries and wages of Personnel involved in training, overtime pay for Personnel providing after-hours support, travel and accommodation expenses incurred by Personnel, costs associated with preparing and delivering technical documentation such as code repositories, configuration guides, and deployment instructions, expenses related to code reviews, debugging sessions, and live walkthroughs of the codebase, software licenses or tools required to facilitate training or provide access to development environments, additional server or hosting fees incurred during training, costs of setting up and managing sandbox environments for testing and training purposes, fees for third-party specialists or consultants brought in to address specific technical aspects, and any other reasonable expenses related to the training for transitioning the website. TVP acknowledges and agrees that it shall be solely responsible for any and all costs, expenses, and compensation related to its own Personnel’s participation in the training or utilization of technical support provided by OWM, including but not limited to salaries, benefits, travel, accommodations, and any other expenses incurred by TVP or its Personnel in connection therewith.

3.3          Assumption of Third-Party Relationships.

(a)           The Parties acknowledge and agree that, from and after the Effective Date, prior to the transfer of title of the Purchased Intellectual Property on the Closing Date, OWM hereby delegates and assigns all of its duties and obligations under the Third-Party Licenses and the Third-Party Contracts, as further set forth on Schedule 3.3(a), to the extent such duties and obligations are assignable and are not Non-Transferable Intellectual Property, including, without limitation, the provision of dealer marketplace, marketing, or advertising services, compliance with any and all product or service warranties, specifications, and other requirements set forth therein or other related document, and management and operation of the relationship with any third-party Persons who are users of the Domains previously managed and operated by OWM. TVP hereby irrevocably agrees (a) to accept OWM’S delegation and assignment of the Third-Party Licenses to the extent assignable, (b) to accept and undertake all of OWM’S duties and obligations under the Third-Party Licenses, the Third-Party Contracts, and any other relationship or arrangement between OWM and any third-party Persons who are users of the Domains previously managed and operated by OWM in place of OWM (except as set forth in Section 3.3(b)), and (c) to pay, perform, and discharge, as and when due, all of the liabilities and obligations of OWM under the Third-Party Licenses or Third-Party Contracts accruing on or after the Effective Date, including any liabilities or obligations related to any breach, default, or violation by TVP under the Third-Party Licenses, Third-Party Contracts, or third-party relationship or arrangement accruing on or after the Effective Date relating to the Business (except as set forth in Section 3.3(b)). For the avoidance of doubt, the Parties agree that TVP shall be responsible for all communication and interaction with any and all third-party Persons related to the use and operation of the Domains, conduct of the Business, and Licensed Intellectual Property from and after the Effective Date and, as between such third-party Persons and OWM, OWM shall have no continuing obligations, duties, or liabilities to such third-Party Persons arising out of, in connection with, or related to use and operation of the Domains, conduct of the Business, or Licensed Intellectual Property, the performance of TVP under the Third-Party Licenses or Third-Party Contracts, or the relationship between TVP and any third-party Person relating to the use and operation of the Domains, conduct of the Business, or Licensed Intellectual Property following the Effective Date, except as explicitly set forth in Section 3.3(b).

(b)           Notwithstanding the provisions of Section 3.3(a), to the extent any Third-Party Licenses, Third-Party Contracts, or other Intellectual Property of any third-party Person are necessary or useful in the conduct of the Business and operation of the Domains and other Website Assets but are not transferable or are used by OWM or its Affiliates for the operation or licensing of Intellectual Property for their other business not included in the Business and Purchased Intellectual Property (including, but not limited to any items identified on Schedule 3.3(b)) (collectively, the “Non-Transferable Intellectual Property”), TVP hereby covenants and agrees that it shall, as soon as possible, but in any event no more than forty five (45) days after the Effective Date, use its best efforts to replace such Non-Transferable Intellectual Property with its own Intellectual Property, or Contracts, licenses, accounts, or similar rights to use any third-party Person’s Intellectual Property sufficient to cause the Business, Domains, and other Website Assets to continue operating in the ordinary course of business, consistent with past practice, and the license of the Licensed Intellectual Property in Section 2.1 shall only include such Non-Transferable Intellectual Property until such time as it has been replaced in accordance with this Section 3.3(b). Further, during the period from the Effective Date until such time as TVP has replaced all such Non-Transferable Intellectual Property (the “Retooling Period”), TVP covenants and agrees to reimburse, as additional Purchase Price hereunder, OWM for any and all costs and expenses incurred by OWM or its Affiliates in continuing to provide the Non-Transferable Intellectual Property to TVP during the Retooling Period, including, but not limited to, in each case, as related to the Non-Transferable Intellectual Property, (i) server or hosting fees, (ii) expenses related to software licenses or fees or tools required to enable use of the Non-Transferable Intellectual Property, (iii) costs associated with preparing and delivering technical documentation such as code repositories, configuration guides, and deployment instructions, (iv) expenses related to code reviews, debugging sessions, and live walkthroughs of the codebase of any Non-Transferable Intellectual Property, (v) salaries and wages of Personnel involved in the provision or maintenance of such Non-Transferable Intellectual Property, (vi) overtime pay for Personnel providing after-hours support, (vii) fees for support, including third-party specialists or consultants, under any software licenses or accounts included in the Non-Transferable Intellectual Property, and (viii) any other reasonable expenses related to the Non-Transferable Intellectual Property or replacement thereof. OWM shall send an invoice for any such costs and expenses, and TVP shall pay such amounts within fifteen (15) days of the date of the invoice. TVP acknowledges and agrees that it shall be solely responsible for any and all costs, expenses, and compensation it incurs related to its own replacement of the Non-Transferable Intellectual Property, the replacements therefor, or its and its Affiliates’ Personnel’s participation in such replacement, including but not limited to salaries, benefits, and any other expenses incurred by TVP, its Affiliates, or their Personnel in connection therewith.

3.4          Maintenance and Operation of Licensed Intellectual Property and the Business. During the Term, except as otherwise expressly contemplated by this Agreement, required by applicable Laws, or as consented to in writing by OWM, TVP will, and will cause its Affiliates and permitted Sublicensees to (a) use and exploit the Licensed Intellectual Property and conduct the Business in the usual and ordinary course, consistent with past practice of OWM prior to the Effective Date, (b) maintain and preserve intact, in good operating condition, repair, and functionality, the Business and Licensed Intellectual Property, including, without limitation the Website Assets, which must be kept fully paid up, operational, registered, and, in the case of the websites, Domains, and URLs, accessible to the subscribers and general public through the internet, without degradation of the Software underlying such Website Assets or any user experience in using the Website Assets (c) pay all accounts payable and other obligations relating to the Business or Licensed Intellectual Property that are included in the Assumed Liabilities as and when they become due and payable in the ordinary course of business, consistent with past practice, (d) perform in all material respects, all of the obligations of OWM that are Assumed Liabilities which TVP has assumed, and (e) subject to applicable antitrust and competition Laws, confer with OWM with respect to operational matters of a material nature and otherwise report to OWM with respect to the status of the Licensed Intellectual Property and the Business on a regular basis consistent with Section 7 hereof.

4.            SUBLICENSING.

4.1          Sublicense Grant. TVP may grant sublicenses under the rights and licenses granted in Section 2 to its Affiliates, subject to the express limitations set forth in this Section 4.

4.2          Sublicensing Revenue Share. TVP shall pay to OWM the Revenue-Sharing Royalties payable pursuant to Section 6.1 and Section 6.3 on Aggregate Subscription Revenue whether attributable to TVP or any Affiliate or Sublicensee of TVP.

4.3          Scope of Sublicense. No sublicense may exceed the scope of rights granted to TVP hereunder. TVP shall require all sublicenses to be in writing and to: (a) include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by OWM of the same scope as provided in Section 7; (b) acknowledge OWM’S right to enforce its rights in the Licensed Intellectual Property during the Term (or after termination in accordance with Section 17.2); (c) provide that the term of the sublicense thereunder may not extend beyond the Term; and (d) indicate that OWM is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense for the duration of the Term. TVP shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its Sublicensees. In the event of the early termination of this Agreement, all sublicense rights will terminate effective as of the termination of this Agreement; provided, however, that if this Agreement’s Term expires as a result of the operation of Section 2.3 and Section 2.4, then the foregoing sentence and other restrictions on Sublicensees and sublicensing contained in this Section 4 shall be of no further effect.

4.4          TVP Liability. Notwithstanding any sublicense agreement, TVP shall remain primarily liable to OWM for all of TVP’s duties and obligations contained in this Agreement, including the payment of all Revenue-Sharing Royalties due pursuant to Section 6.1 or Section 6.3 and export compliance pursuant to Section 11.5. Any act or omission of a Sublicensee that would be a breach of this Agreement if committed or omitted by TVP will be a breach by TVP. Each sublicense agreement must contain a right of termination by TVP for the Sublicensee’s: (a) breach of any payment or reporting obligations affecting OWM; (b) participation in a Licensed IP Challenge; (c) violation of any U.S. export control Laws in connection with the sale or distribution of any products or goods using or exploiting the Licensed Intellectual Property or dissemination of the Licensed Intellectual Property; and/or (d) breach of any other terms or conditions of the sublicense agreement that is also set forth, in substance, in this Agreement, which breach would constitute a breach of this Agreement if TVP failed to comply therewith. In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the sublicense agreement, not to exceed thirty (30) Business Days, the Sublicensee fails to cure the Sublicensee breach, then TVP shall terminate the sublicense agreement by written notice to the Sublicensee within ten (10) Business Days thereafter and concurrently provide a copy of such notice to OWM.

4.5          Notice of Sublicense Agreement. During the Term, TVP shall deliver to OWM written notice of the terms, including the proposed sublicensee’s identity, of any proposed sublicense agreement, or modification. TVP may not enter into such proposed sublicense without OWM’S prior written approval. TVP shall deliver to OWM a true, complete, and correct copy of each approved sublicense agreement entered into by TVP, and any modification or termination thereof, within ten (10) Business Days following the applicable execution, modification, or termination of the sublicense agreement.

5.             OWM DEALERS AND OWM SUBSCRIPTIONS.

5.1          OWM Dealers. Each OWM Dealer listed on Schedule 2, as updated from time to time by OWM in accordance with this Agreement, (each an “OWM Dealer” or collectively, the “OWM Dealers”) shall be granted a license and Subscription to list boats and yachts and a subscription for use of the Domain and its associated features. Schedule 2 may be updated by OWM by providing Notice to TVP, which may be delivered via email and shall be deemed sufficient for purposes of this Agreement notwithstanding the provisions of Section 18.4 hereof. The most recent version of Schedule 2 provided by OWM shall define the OWM Dealers for all purposes under this Agreement, and such updates shall automatically incorporate the newly listed OWM Dealers as eligible for the rights and access described herein.

5.2          OWM Dealer Subscription Level. OWM and TVP acknowledge and agree that all Subscriptions provided to OWM Dealers, shall at all times be for the most comprehensive and feature-rich Subscription plan, representing the highest tier of access, functionality, and services offered for the Business (the “Top-Tier Subscription”). In the event the Business includes multiple Subscription levels or a new Subscription level is offered, OWM Dealers shall automatically and without further action be entitled to and provided with the Top-Tier Subscription, ensuring access to all features, updates, tools, and benefits available under the Business’s highest Subscription level. This commitment shall remain in effect for the duration of the OWM Dealer’s use of the services and shall not be downgraded or diminished under any circumstance.

5.3          OWM Dealer Subscription Fee. Each OWM Dealer shall receive its license and Subscription for a recurring monthly fee of Five Hundred and 00/100 Dollars ($500) (the “Monthly Subscription Fee”), which shall grant the OWM Dealer access to the Top-Tier Subscription for the services and its associated features. During the Term, the Monthly Subscription Fee shall be offset by the Dealer Storefront Credit (as defined in Section 6.1(b)) for each Monthly Period during which the OWM Dealer lists boats or yachts on the Domains. Following the expiration or termination of the Dealer Storefront Credit period, each OWM Dealer shall be responsible for the full Monthly Subscription Fee to retain access to the Top-Tier Subscription. OWM Dealers (or one or more of their Affiliates) shall pay all Monthly Subscription Fees due and payable for each Monthly Period after the Closing Date within fifteen (15) days of the end of such Monthly Period in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by TVP.

6.            PURCHASE PRICE; PAYMENT.

6.1          Purchase Price; Minimum Purchase Price. In consideration of and as purchase price for the rights and licenses granted under this Agreement to the Licensed Intellectual Property, the purchase and sale of the Purchased Intellectual Property, and the assignment and assumption of the Assumed Liabilities, TVP shall pay to OWM, an aggregate amount of consideration payable as set forth in Section 6.3 (the “Purchase Price”) below equal to:

(a)       a revenue-sharing royalty of six percent (6%) of the Aggregate Subscription Revenue of the Business (the “Revenue-Sharing Royalty”) during the Term;

(b)       a credit of Five Hundred and 00/100 Dollars ($500) per OWM Dealer who lists boats or yachts on the Domains pursuant to Section 5 for no additional consideration per Monthly Period during the Term (the “Dealer Storefront Credit”);

(c)       if such amount is greater than Zero Dollars ($0), a lump-sum payment in an amount equal to Five Million and 00/100 Dollars ($5,000,000) (the “Minimum Purchase Price”), minus the aggregate amount of all Revenue-Sharing Royalties paid hereunder, minus the aggregate amount of all Dealer Storefront Credit accrued hereunder (the “Remaining Purchase Price”).

6.2          Taxes. The Purchase Price and any other sums payable under this Agreement are exclusive of taxes. TVP will be responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local Governmental Authority on any amounts payable by TVP hereunder, other than any taxes imposed on, or with respect to, OWM’s income, revenues, gross receipts, Personnel, real or personal property, or other assets, and shall pay all such Purchase Price and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, TVP shall pay to OWM such sum as will, after the deduction or withholding has been made, leave OWM with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

6.3          Payment Terms and Royalty Statements.

(a)           Within thirty (30) days of the end of each Monthly Period, TVP shall provide OWM with a statement (“Payment Statement”) showing for the relevant Monthly Period:

(i)         the calculation of Revenue-Sharing Royalty due and payable by TVP or any of its Affiliates or permitted Sublicensees for the Monthly Period then-ended, including a detailed breakdown of (A) the amount of Aggregate Subscription Revenue for the Monthly Period then-ended, (B) the amount of Aggregate Sales, and (C) a detailed breakdown of Subscriptions sold identifying the number, type, and level of Subscriptions (if applicable), the Subscriber identity, the date of sale, and whether such Subscription was a new Subscription or renewal Subscription;

(ii)        the calculation of Dealer Storefront Credit accrued by TVP or any of its Affiliates or permitted Sublicensees for the Monthly Period then-ended, including the number of Dealer Storefront Credits provided to OWM Dealers, identifying the type, and the OWM Dealer identity, and the total number of boats or yachts listed by each such subscribed OWM Dealer in the Monthly Period then-ended;

(iii)       the calculation of Sublicensing Revenue, including the type and amount of all Sublicensee payments;

(iv)       if the Payment Statement is the final Payment Statement due on or prior to the Closing Date pursuant to Section 2.7, the calculation of the Remaining Purchase Price, including a detailed breakdown of (A) the total and per Monthly Period Revenue-Sharing Royalty paid throughout the Term, (B) the total and per Monthly Period Dealer Storefront Credit accrued throughout the Term, and (C) the total and per Monthly Period Aggregate Sales throughout the Term; and

(v)       such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.

(b)           TVP shall pay (A) all Revenue-Sharing Royalty payments due and payable and any other sums due and payable under this Agreement for each Monthly Period within thirty (30) days of the end of such Monthly Period and (B) any Remaining Purchase Price within thirty (30) Business Days of the Minimum Purchase Price Achievement Date or the Drop-Dead Date, whichever is later, on or prior to the Closing Date (if not earlier terminated in accordance with Section 17.2). TVP shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by OWM.

(c)           For the purpose of converting the local currency in which any Aggregate Subscription Revenue arises into US dollars, the rate of exchange to be applied will be the rate of exchange in effect on the last Business Day of the Monthly Period to which the payment relates as reported in the Wall Street Journal.

(d)           If TVP is prohibited by any Governmental Authority from making any payment due under this Agreement, then within the prescribed period for making the payment, TVP shall promptly request permission from the Governmental Authority to make the payment and shall make the payment within five (5) Business Days after receiving permission. If permission is not received within ten (10) Business Days after TVP’s request then TVP, at the option of OWM, shall either deposit the payment in the currency of the relevant country in a bank account within that country designated by OWM or make the payment to an Affiliate of OWM designated by OWM and having an office in the relevant country or in another country designated by OWM.

(e)           If payments are not received by OWM within fifteen (15) Business Days after becoming due, TVP shall pay to OWM interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of two percent (2.0%) per month, or if lower, the maximum amount permitted under applicable Law.

(f)            If TVP fails to make (i) timely and proper payment of any portion of the Purchase Price due and payable within thirty (30) Business Days after becoming due and payable pursuant to this Section 6 or (ii) fails to make payment in full of the Minimum Purchase Price by the sixth (6th) anniversary of the Effective Date (the “Drop-Dead Date”), OWM may, in addition to, and not in lieu of, all other remedies available hereunder or under applicable Law, terminate this Agreement for cause immediately upon written notice to TVP in accordance with the provisions of Section 17.2 hereof.

7.            RECORDS AND AUDIT.

7.1          Records. TVP shall keep complete and accurate books, records, and accounts of its, its Affiliates, and its permitted Sublicensees’ Aggregate Sales and Aggregate Subscription Revenue necessary for the calculation of Purchase Price payments or accruals to be made to OWM hereunder and preparation of the Payment Statements to be provided to OWM together with such payments hereunder, which such books, records, and accounts must be in compliance with GAAP. TVP shall maintain such records for the longer of: (a) the period of time required by applicable Law, or (b) five (5) years following expiration or termination of this Agreement.

7.2          Audit.

(a)           OWM, at its own expense, may at any time for five (5) years after receiving any Payment Statement from TVP, nominate an independent certified public accountant (“Auditor”) whom TVP shall permit to have access to TVP’s premises and books, records, and accounts, whether stored in tangible or intangible form, in any way related to TVP’s performance under this Agreement, the Licensed Intellectual Property, the Aggregate Sales, the Aggregate Subscription Revenue, or any payment or other transaction occurring in connection with this Agreement during TVP’s normal business hours for the purpose of verifying all payments made under this Agreement and TVP’s performance of all of its other obligations hereunder.

(b)           If requested by OWM, TVP shall use its best efforts to permit OWM and its Representatives to obtain from any permitted Sublicensee the information and permissions to conduct the audits specified with respect to TVP in this Section 7.2.

(c)           OWM shall provide to TVP a copy of the Auditor’s audit report within thirty (30) Business Days of OWM’S receipt of the report. If the report shows that payments made by TVP are deficient, TVP shall pay OWM the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 6.3(e), within ten (10) Business Days after TVP’s receipt of the audit report. If payments made by TVP are found to be deficient by more than five percent (5.00%), TVP shall also pay for the cost of the audit.

8.             TRADEMARK REGISTRATION AND MAINTENANCE. During the Term, for all Licensed Intellectual Property, OWM will be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution, registration, and/or maintenance or any rights thereof. OWM shall maintain all Intellectual Property rights at least to the extent granted as of the Effective Date of this Agreement, and shall not take any action that would diminish or impair such rights. TVP shall reimburse OWM for all reasonable expenses incurred by OWM in connection with the preparation, filing, prosecution, registration, and/or maintenance of such rights in and to the Licensed Intellectual Property after the Effective Date. TVP shall pay these expenses within fifteen (15) days of the end of the Monthly Period in which TVP receives OWM’s invoice for such expenses and these payments will be non-refundable and non-creditable against any other payments made under this Agreement. At TVP’s request, OWM shall consult with TVP as to the preparation, filing, prosecution, registration, and/or maintenance of the Licensed Intellectual Property. OWM retains sole discretion in paying any fees and filing any documents with the USPTO or similar Governmental Authority in any jurisdiction where OWM maintains or is applying for Trademark protection in connection with any Licensed Intellectual Property.

9.             INTELLECTUAL PROPERTY DURING AND AFTER THE TERM.

9.1          Ownership. Each of the Parties acknowledges and agrees that (a) each Party retains exclusive ownership of its Background Intellectual Property; (b) OWM does not transfer to TVP any of its Background Intellectual Property to the extent not included in the Licensed Intellectual Property or Purchased Intellectual Property, and TVP may not use any of OWM’S Background Intellectual Property other than for the use and conduct of the Business during the Term of this Agreement; (c) TVP does not transfer to OWM any of TVP’s Background Intellectual Property, except as set forth in Section 2.9 or Section 5 hereof; (d) all Foreground Intellectual Property will be owned by OWM for the duration of the Term, but included in the Purchased Intellectual Property upon the effectiveness of the purchase and sale of such Purchased Intellectual Property as set forth in Section 2.3 and Section 2.4 hereof; (e) during the Term, TVP assigns to OWM all of TVP’s right, title, and interest in and to all Foreground Intellectual Property, and, to the extent that any Foreground Intellectual Property are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” for OWM under the US Copyright Act; and (f) during the Term, TVP shall only use the Foreground Intellectual Property to use and exploit the Licensed Intellectual Property for the use and conduct of the Business.

9.2          Prohibited Acts. Each of the Parties shall not (a) take any action that may interfere with the other Party’s Intellectual Property, including such other Party’s ownership or exercise thereof; (b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property; (c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property as set forth herein; (d) register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part; (e) use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks; or (f) misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent.

9.3          Licensed IP Challenges. If, during the Term, TVP or any of its Representatives institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit, or other proceeding in the US or any other jurisdiction to invalidate or limit the scope of any Licensed Intellectual Property claim or obtain a ruling that any Licensed Intellectual Property claim is unenforceable or not otherwise subject to Intellectual Property protections or that the use of any Intellectual Property would not, but for the licenses granted hereunder, infringe one or more claims of any Licensed Intellectual Property (“Licensed IP Challenge”), OWM may immediately terminate this Agreement with notice to TVP and with no opportunity for TVP to cure in accordance with Section 17.2.

10.          ENFORCEMENT; THIRD-PARTY INFRINGEMENT CLAIMS.

10.1        Notice of Infringement or Third-Party Claims. If during the Term (a) either Party believes that any Licensed Intellectual Property is being infringed or misappropriated by a third party, or (b) if a third party alleges that any Intellectual Property included within any Licensed Intellectual Property is invalid or unenforceable, or claims that the Intellectual Property, or its use, development, design, publication, distribution, transmission, or sale infringes such third party’s intellectual property rights, the Party possessing such belief or awareness of such claims shall promptly provide written notice to the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

10.2        Right to Bring Action or Defend. During the Term, OWM has the sole right and discretion, but not the obligation, to bring an infringement or misappropriation Action concerning any Licensed Intellectual Property, defend any declaratory judgment action concerning any Licensed Intellectual Property, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Intellectual Property, and control the conduct thereof and attempt to resolve any claims relating to any Licensed Intellectual Property, including by taking any other lawful action that OWM, in its sole discretion, believes is reasonably Action to protect, enforce, or defend any Licensed Intellectual Property. OWM has the right to prosecute or defend any such Action in OWM’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of TVP and may join TVP as a party if a court of competent jurisdiction determines TVP is an indispensable party to such Action. OWM shall have the right to control the conduct of such Action and may be represented by counsel of its own choice therein; provided, that TVP shall bear all costs and expenses in all such Actions, including all of OWM’s reasonable attorneys’ fees. Notwithstanding the foregoing, TVP may request in writing that OWM bring an infringement or misappropriation Action concerning any Licensed Intellectual Property. Upon such request, OWM shall, in good faith, evaluate whether to bring such Action, and if OWM agrees to proceed, TVP shall bear all costs and expenses associated with the Action, including all of OWM’s reasonable attorneys’ fees. TVP shall and hereby does irrevocably and unconditionally waive any objection to OWM’s joinder of TVP to any Action described in this Section 10 on any grounds whatsoever, including on the grounds of personal jurisdiction, venue, or forum non conveniens. If OWM brings or defends any such Action, TVP shall cooperate in all respects with OWM in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, at TVP’s own cost and expense.

10.3        Recovery and Settlement. If OWM undertakes the enforcement or defense of any Licensed Intellectual Property:

(a)           any recovery, damages, or settlement derived from such Action will be applied first in satisfaction of any unreimbursed expenses and legal fees of OWM on behalf of TVP and applied second to any unreimbursed expenses and legal fees of TVP, with any remainder provided to OWM; and

(b)           OWM may settle any such Action, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of TVP or any permitted Sublicensee, provided that OWM shall not settle any such Action in a manner that adversely affects the rights of TVP or any permitted Sublicensee concerning the Licensed Intellectual Property or the Purchased Intellectual Property without TVP’s prior written consent, which consent may not be unreasonably withheld, delayed, or conditioned.

11.          COMPLIANCE WITH LAWS.

11.1        Intentionally Omitted.

11.2        Recordation of License. Except as otherwise set forth in Section 2.7, if recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for TVP or OWM to fully enjoy the rights, privileges, and benefits of the licenses granted by this Agreement, TVP shall, at its own expense and within thirty (30) Business Days of the Effective Date, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority. TVP shall (a) provide to OWM for OWM’S review and approval all documents or information it proposes to record at least fifteen (15) Business Days prior to the recordation thereof, and (b) promptly notify OWM with verification of TVP’s recordation or any related Governmental Authority ruling. In making any such disclosures, TVP shall maintain, to the fullest extent permitted by Law, the confidentiality of this Agreement, the terms and conditions of this Agreement, and any other OWM Confidential Information.

11.3        Compliance with Laws. TVP shall at all times during the Term comply with all Laws applicable to this Agreement, TVP’s operation of its business, and the exercise of its rights and performance of its obligations hereunder, including, without limitation, any anti-dumping rules and regulations. Without limitation of the foregoing, TVP shall ensure the use and exploitation of the Licensed Intellectual Property and conduct of the Business conform fully to any applicable Law. Upon OWM’S request, TVP shall provide OWM with (a) written certification of TVP’s compliance with applicable Laws and (b) any additional information regarding the use and exploitation of the Licensed Intellectual Property and conduct of the Business requested by OWM such that OWM may comply in a timely manner with its obligations under Law.

11.4        Permits, Licenses, and Authorizations. During the Term, TVP shall obtain and maintain all Permits necessary for the exercise of its rights and performance of TVP’s obligations under this Agreement.

11.5        Export Compliance. Without limiting the generality of Section 11.3, TVP shall (a) at all times comply with all applicable import or export Laws, including, without limitation, Customs-Trade Partnership Against Terrorism (“C-TPAT”) rules, regulations and guidelines, including by supplying purchasers or subscribers of any Licensed Intellectual Property, as applicable, with a United States-Mexico-Canada Agreement (“USMCA”) Certificate of Origin, as applicable, and (b) not, directly or indirectly, export or re-export the Licensed Intellectual Property in violation of any applicable Laws.

11.6        Non-Discrimination. During the Term, TVP represents, warrants, covenants, and agrees that it does not and will not discriminate against qualified individual Persons in employment and contracting decisions based on veteran status, disability status, race, color, religion, sex, national origin, gender identity, or sexual orientation.

12.          CONFIDENTIALITY.

12.1        Scope of Confidential Information. From time to time during the Term, either Party or their Affiliates (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) non-public, confidential, or proprietary information, about its business affairs, goods and services, processes, materials, other sensitive or proprietary information, and any other information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential”, including, without limitation, (a) the terms of this Agreement, (b) the Licensed Intellectual Property, (c) OWM’s Trade Secrets, (d) OWM’s other unpatented inventions, ideas, methods, discoveries, know-how, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property or Intellectual Property, (e) any such information owned by third-parties but provided by OWM hereunder, and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for any Party or its Representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part (collectively, the “Confidential Information”). “Confidential Information” does not include information that at the time of disclosure and as established by documentary evidence:

(a)           is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party or any of its Representatives;

(b)           is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)           except in the case of any of OWM’S Intellectual Property, was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information;

(d)           is required to be disclosed pursuant to applicable Law pursuant to Section 12.2(c)(ii);

(e)           as it relates to TVP as the Receiving Party, on Closing Date, is included as Purchased Intellectual Property pursuant to Section 2.3; or

(f)            as it relates to OWM as the Receiving Party, on the date of the termination of this Agreement for cause in accordance with Section 17.2.

12.2        Protection of Confidential Information. The Receiving Party shall, during the Term and for a period of five (5) years thereafter or, in the case of any Trade Secrets, for the maximum period of time that such Confidential Information remains a Trade Secret under applicable Law:

(a)           protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)           not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)           not disclose any such Confidential Information to any Person; provided, however, that the Receiving Party may disclose such Confidential Information to:

(i)         the Receiving Party’s Representatives who (1) need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, (2) have been made aware of the existence of the confidentiality obligations under this Agreement, and (3) are bound by confidentiality obligations that cover the Confidential Information that are at least as strict as those contained herein; and

(ii)        any Governmental Authority under applicable Law or a Government Order issued by a Governmental Authority of competent jurisdiction; provided that the Receiving Party shall (1) first provide written Notice of such disclosure to the Disclosing Party if allowed by applicable Law, (2) disclose no more than that portion of the Confidential Information that such Law or Government Order specifically requests, and (3) use commercially reasonable efforts to obtain assurances from the applicable Governmental Authority that such Confidential Information will be afforded confidential treatment.

The Receiving Party shall be responsible for any breach of this Section 12 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Section 17.3 promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

12.3        No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall (a) make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding the subject matter of this Agreement, the other Party or its business (including the Business) unless it has received the express written consent of the other Party or it is required to do so by Law or a Government Order and follows the requirements of Section 12.2(c)(ii) or (b) use any of the other Party’s Trademarks without the prior written consent of the other Party (which may be granted or withheld in the other Party’s sole and absolute discretion).

13.          REPRESENTATIONS AND WARRANTIES.

13.1        Mutual Representations and Warranties. Each Party represents and warrants to the other party that:

(a)           it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)           it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)           the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party;

(d)           except as set forth on Schedule 3 hereto, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate or conflict with the certificate of incorporation or organization, or the bylaws, operating agreement, or other governing documents of such Party, (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation, (iii) require the consent or approval of any Governmental Authority or other Person, or (iv) conflict with, or result in (with or without notice or lapse of time, or both), any violation of or default under or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under, any Contract or other instrument to which this Agreement is subject;

(e)           when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms; and

(f)            no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such Party.

13.2        TVP Representation and Warranties. TVP represents and warrants that (a) it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could (i) invalidate or render unenforceable any claim of any Licensed Intellectual Property, (ii) prove that the Licensed Intellectual Property is not covered by any claim of any Intellectual Property rights, or (iii) cause any claim of any Licensed Intellectual Property to fail to issue or be materially limited or restricted as compared with its currently pending scope; (b) TVP is (i) not entering into the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of TVP or OWM, (ii) not insolvent and is paying all of its debts as they become due, and (iii) not insolvent and will be able to pay all of its debts as they become due, including any obligations under the Assumed Liabilities, after the consummation of all of the transactions contemplated hereby, including payment of the Purchase Price in full; (c) all financial information that it has provided to OWM is true and accurate and fairly represents TVP’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied, and (d) subject to the express representations and warranties of OWM set forth herein, TVP (i) has had access to its full satisfaction to the Licensed Intellectual Property and the Business, and the related books and records, Contracts, and documents, and employees and agents of OWM, about which it has had the opportunity to seek accounting, legal, tax, or other advice or information from its professional advisors, sufficient to complete its own due diligence with respect to the Licensed Intellectual Property and the Business and (ii) is relying on such due diligence and its own independent investigation, and is not relying upon any representation or warranty of OWM or any of its Affiliates or Representatives, nor upon the accuracy of any information, record, or financial projection or statement made available or given to TVP in the performance of such investigation (or any omissions therefrom), including, without limitation, any forward-looking financial budgets or projections for periods following the Effective Date.

13.3        OWM Representations and Warranties. OWM represents and warrants that, to OWM’s Knowledge: (a) Schedule 1 sets forth a true and complete list of all of the Patents and patent applications, Trademark registrations and applications, Copyright registrations and applications, and Website Assets owned by OWM or any of its Affiliates as of the Effective Date that underlay the Licensed Intellectual Property and are exclusively used in the conduct of the Business; (b) OWM is the owner of the entire right, title, and interest in and to the Licensed Intellectual Property and the Purchased Intellectual Property, free and clear of any Encumbrances (except to the extent contained in the Third-Party Licenses) as of the Effective Date; (c) as of the Effective Date, all Licensed Intellectual Property (i) if registered with the applicable Governmental Authority, is valid, subsisting, and in full force and effect, enforceable, and held in the name of OWM, (ii) to OWM’s Knowledge, is not and has not been in the prior six (6) years, the subject of any Action challenging the scope, effect, or validity thereof, or alleging that such Licensed Intellectual Property has infringed, misappropriated, or violated the Intellectual Property of a third-party Person, (iii) is in material compliance with all formal legal requirements as of the Effective Date (including, as applicable, the payment of filing, examination, and maintenance fees, timely post-registration filing of affidavits of use and incontestability, and renewal applications, as applicable) except as otherwise may be disclosed on Schedule 1 hereto, and (iv) does not require the consent of any other Person to license or sell to TVP as part of the transactions contemplated hereunder except as otherwise may be disclosed on Schedule 3 hereto; and (d) OWM has not granted to any third party any licenses or other rights under the Licensed Intellectual Property that are extant and in conflict with the terms and conditions of this Agreement other than the Third-Party Licenses

13.4        Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 13.1 AND SECTION 13.3, OWM MAKES NO OTHER AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE, CONCERNING THE LICENSED INTELLECTUAL PROPERTY OR THE BUSINESS, INCLUDING THE ACCURACY, COMPLETENESS, VALIDITY, ENFORCEABILITY, SCOPE SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) THEREOF, AND ANY OTHER INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES, AT ANY TIME MADE AVAILABLE BY OWM TO TVP. WITHOUT LIMITATION TO THE FOREGOING, OWM WILL HAVE NO LIABILITY WHATSOEVER TO TVP OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON TVP OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE USE, PRACTICE, EXPLOITATION, REPRODUCTION, PUBLIC PERFORMANCE OR DISPLAY, TRANSMISSION, DISTRIBUTION, OFFER FOR SALE, OR SALE OF THE LICENSED INTELLECTUAL PROPERTY ON AND AFTER THE EFFECTIVE DATE BY TVP; (B) THE USE OF OR ANY ERRORS OR OMISSIONS IN ANY LICENSED INTELLECTUAL PROPERTY, KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY OWM TO TVP; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13 SHALL IN ANY WAY LIMIT ANY PARTY HERETO FROM MAKING CLAIMS OF FRAUD OR SEEKING INDEMNIFICATION THEREFOR IN ACCORDANCE WITH SECTION 15 HEREOF.

14.          CONDITIONS TO CLOSING.

14.1        Conditions to Obligations of all Parties. The obligations of each Party to consummate the purchase and sale transaction contemplated by Section 2.3 of this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(b)           Each Party shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 13.1 and Section 13.3 hereof and disclosed on Schedule 3 hereto, in form and substance reasonably satisfactory to the other Party, and no such consent, authorization, order and approval shall have been revoked.

14.2        Conditions to Obligations of TVP. The obligations of TVP to consummate the purchase and sale transaction contemplated by Section 2.3 of this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of OWM contained in Section 13.1 and Section 13.3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a materially adverse effect on OWM’s ability to consummate the transactions contemplated hereby;

(b)           OWM shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(c)           TVP shall have received each of the OWM closing deliverables set forth in Section 2.6 hereof.

14.3        Conditions to Obligations of OWM. The obligations of OWM to consummate the purchase and sale transaction contemplated by Section 2.3 of this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of TVP contained in Section 13.1 and Section 13.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a materially adverse effect on TVP’s ability to consummate the transactions contemplated hereby.

(b)           TVP (and its Affiliates and permitted Sublicensees) shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it during the Term prior to or on the Closing Date.

(c)           TVP shall have delivered to OWM the aggregate Purchase Price in such an amount that is equal to or greater than the Minimum Purchase Price (including, if applicable, through the payment and delivery of any Remaining Purchase Price) on or prior to the Drop-Dead Date; and

(d)           OWM shall have received each of the TVP closing deliverables set forth in Section 2.7 hereof.

15.          INDEMNIFICATION.

15.1        OWM Indemnification. OWM shall indemnify, defend, and hold harmless the TVP Parties and their Representatives (collectively, the “TVP Indemnified Parties”) from and against any and all Losses incurred by any TVP Indemnified Party arising out of, relating to, or in connection with any third-party Claim or any direct Claim by a TVP Indemnified Party arising out of, relating to, or in connection with:

(a)           OWM’s breach of any representation or warranty set forth in Section 13.1 or Section 13.3 of this Agreement;

(b)           OWM’s breach of any covenant or obligation under this Agreement;

(c)           use by OWM, its Affiliates, or its licensees use or exploitation of the Licensed Intellectual Property or conduct of the Business prior to the Effective Date, and any liabilities, Losses, or obligations arising therefrom prior to the Effective Date to the extent such liabilities, Losses, or obligations are not Assumed Liabilities and are instead Excluded Liabilities;

(d)           allegations of infringement, misappropriation, invalidity, unenforceability of the Licensed Intellectual Property, or use and exploitation thereof by OWM arising or relating to periods prior to the Effective Date pursuant to Section 10 during the Term or otherwise thereafter; and

(e)           OWM’s Fraud.

15.2        TVP Indemnification. TVP shall indemnify, defend, and hold harmless the OWM Parties and their Representatives (collectively, the “OWM Indemnified Parties”) from and against any and all Losses incurred by any OWM Indemnified Party arising out of, relating to, or in connection with any third-party Claim or any direct Claim by any OWM Indemnified Party arising out of, relating to, or in connection with:

(a)           TVP’s breach of any representation or warranty set forth in Section 13.1 or Section 13.2 of this Agreement;

(b)           TVP’s breach of any covenant or obligation under this Agreement;

(c)       use by TVP, its Affiliates, or its permitted Sublicensees, or any of the foregoing Persons’ respective transferees of Licensed Intellectual Property or conduct of the Business from and after the Effective Date, and any liabilities Losses, or obligations arising therefrom prior to the Effective Date, to the extent such liabilities, Losses, or obligations are Assumed Liabilities and are not Excluded Liabilities;

(d)           allegations of infringement, misappropriation, invalidity, unenforceability of the Licensed Intellectual Property, or use and exploitation thereof by TVP arising or relating to periods from and after the Effective Date pursuant to Section 10 during the Term or otherwise thereafter; and

(e)           TVP’s Fraud.

15.3        Certain Limitations on Indemnification. Claims for Indemnification made by any TVM Indemnified Party or OWM Indemnified Party (such Party making the claim for indemnification and its Affiliates and Representatives, the “Indemnified Party”) against the other Party (including its Affiliates and Representatives, the “Indemnifying Party”) provided for in Section 15.1 or Section 15.2 are subject to the following limitations and restrictions:

(a)           The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 15.1(a) or Section 15.2(a), as the case may be, until the aggregate amount of all Losses in respect to indemnification under Section 15.1(a) or Section 15.2(a) exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)           The amount of all Losses for which OWM as the Indemnifying Party shall be liable for indemnification under Section 15.1(a) shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00);

(c)           The amount of all Losses for which OWM as the Indemnifying Party shall be liable for indemnification for any other reason, or for any other aggregate liability arising out of or related to this Agreement, whether arising out of or related to breach of Contract, tort (including negligence), or otherwise, shall not exceed the Purchase Price paid by TVP to OWM in the preceding twenty-four (24) Monthly Periods hereunder, or Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), whichever is less;

(d)           TO THE FULLEST EXTENT PERMITTED BY LAW, OWM, ITS AFFILIATES, AND ITS REPRESENTATIVES WILL NOT BE LIABLE TO TVP INDEMNIFIED PARTIES OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR OWM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE;

(e)           Indemnifying Party shall not be liable under this Section 15 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations and warranties set forth in Section 13 if the Indemnified Party had knowledge of such inaccuracy or breach prior to the Effective Date or date of the closing of the sale under Section 2.3, as applicable; and

(f)            Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

15.4       Indemnification Procedures.

(a)           Except for any matters arising under Section 15.1(d) or Section 15.2(d) during the Term which shall be governed by the provisions of Section 10 hereof, if any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (excepting claims governed by Section 10 pursuant to the terms hereof, a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 15.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 15.4(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 12) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)           Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 15.4(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 15.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-Business Day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

15.5        Indemnification Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 15, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

15.6        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

15.7        Exclusive Remedy. Subject to and except for Section 18.9, and the Closing of the transactions contemplated hereby (and expressly disclaimed in the event of the termination for cause or expiration of this Agreement without the Closing occurring), the Parties acknowledge and agree that from and after Closing, the sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 15. In furtherance of the foregoing, except with respect to Section 18.9, each Party hereby waives, from and after Closing (contingent on the Closing occurring), to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 15. Nothing in this Section 15.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 18.9 or to pursue a claim of Fraud against a party hereto committing Fraud outside of the indemnification provisions set forth in this Section 15, or to exercise any other remedies available at Law or in equity to a Person during the Term or in the event that a Closing does not occur and this Agreement is terminated for cause or expires pursuant to Section 17.

16.          INSURANCE. During the Term and for a period of two (2) years thereafter, TVP shall, at its own expense, maintain and carry in full force and effect, commercial general liability insurance (including product and service liability) in a sum no less than $5,000,000.00 per occurrence, all-risk property insurance covering all of the Licensed Intellectual Property and related software systems, infrastructure, and technology assets, for their full replacement value, workers’ compensation and employer’s liability insurance in amounts required by applicable Law, contractual liability coverage sufficient for TVP’s defense and indemnification obligations hereunder, and cyber liability insurance with a minimum limit of $5,000,000.00 per occurrence. The cyber liability insurance shall cover, without limitation, data breaches, unauthorized access or use, network security failures, regulatory defense, penalties, and notification costs associated with the compromise of customer data or other sensitive information. All insurance policies shall be maintained with financially sound and reputable insurers having an AM Best’s Rating of A- VIII or better. TVP shall provide OWM with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name OWM as an additional insured and loss payee, as applicable. OWM should be named as an additional insured and loss payee on all policies except for workers’ compensation. TVP shall provide OWM with thirty (30) Business Days’ advance written notice in the event of a cancellation or material change in such insurance policy. TVP waives and TVP shall cause its insurers to waive, any right of subrogation or other recovery against OWM, its Affiliates, and their insurers.

17.          TERM AND TERMINATION.

17.1        Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 17, will continue in full force and effect until the Closing Date (the “Term”).

17.2        Termination for Cause. OWM may terminate this Agreement during the Term immediately by giving written notice to TVP if:

(a)           TVP fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) Business Days after OWM’S written notice to make such payment, including the payment of interest in accordance with Section 6.3(e) or if TVP fails to make payment in full of the Minimum Purchase Price by the Drop-Dead Date;

(b)           TVP or any of its Representatives institutes or actively participates as an adverse party in, or otherwise provides material support to a Licensed IP Challenge in breach of Section 9.3 hereof;

(c)           TVP breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within thirty (30) Business Days of OWM’S written notice of such breach, unless another cure period is set forth herein;

(d)           TVP: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(e)           TVP undergoes a Change of Control without obtaining the prior written consent of OWM, which consent will not be unreasonably withheld, delayed, or conditioned.

17.3        Effect of Termination.

(a)           Within ten (10) Business Days after the early termination for cause of this Agreement pursuant to Section 17.2, (i) TVP shall submit a Payment Statement to OWM, and any payments due OWM or invoiced by OWM will become immediately payable with submission of the final Payment Statement; (ii) TVP shall immediately cease all activities concerning, including all practice and use of, the Licensed Intellectual Property and conduct of the Business; and (iii) TVP shall (A) return to OWM all documents and tangible and intangible materials (and any copies) containing, reflecting, incorporating, or based on OWM’S Confidential Information (including the Licensed Intellectual Property), or necessary to use and exploit the Licensed Intellectual Property for the full conduct of the Business in the ordinary course consistent with past practice; (B) permanently erase such Confidential Information from its computer systems; and (C) certify in writing to OWM that it has complied with the requirements of this Section 17.3(a), and (iv) all sublicenses that may have been granted by TVP pursuant to Section 4 will terminate.

(b)           For the avoidance of doubt, the foregoing requirements of Section 17.3(a) shall not apply in the event of an expiration of this Agreement following the closing of a purchase and sale of the Purchased Intellectual Property pursuant to Section 2.3, but, in such event, TVP will return to OWM all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on OWM’S Confidential Information to the extent such Confidential Information is not included in the Purchased Intellectual Property; (B) permanently erase such Confidential Information from its computer systems; and (C) certify in writing to OWM that it has complied with the requirements of this Section 17.3.

17.4        Survival. The representations and warranties contained herein in Section 13 shall survive the Closing, termination, or expiration of this Agreement and shall remain in full force and effect until the date that is six (6) months after the Closing Date, or other date of termination or expiration of the Agreement. The covenants, rights, and obligations of the Parties set forth in Section 5 (OWM Dealers and OWM Subscriptions), Section 7 (Records and Audit), Section 12 (Confidentiality), and Section 16 (Insurance) shall survive the Closing or termination or expiration of this Agreement for the period contemplated therein. The covenants, rights, and obligations of the Parties set forth in Section 2.8 (Recordation), Section 2.9 (OWM Reservation of Rights), and Section 9 (Intellectual Property During and After the Term) shall survive the Closing or termination or expiration of this Agreement for the period of time necessary to fulfill the intent of those provisions, or, at a minimum, ten (10) years. Any other term or provision of this Agreement which, by its express terms or nature and context should survive the Closing or other termination or expiration of this Agreement, including, without limitation, Section 1 (Definitions), Section 15 (Indemnification), Section 17.3 (Effect of Termination), and Section 18 (Miscellaneous), will survive any such Closing, termination, or expiration. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

18.          MISCELLANEOUS.

18.1        Force Majeure. OWM will not be in default by reason of any failure or delay in the performance of its or its Affiliates obligations hereunder where such failure or delay is due to any circumstance or cause beyond its reasonable control (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency; (g) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (h) other similar events beyond the reasonable control of OWM.

18.2        Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other party (except as otherwise set forth herein), promptly execute such documents and instruments, and take all such further actions, as may be necessary to give full effect to the terms of this Agreement.

18.3        Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

18.4        Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, the Parties shall also send any communications hereunder by facsimile or email (with confirmation of transmission), which will not constitute Notice. Except as otherwise provided in this Agreement, a Notice is effective only (a) in the case of personal delivery, on receipt by the receiving Party, (b) in the case of overnight courier or registered mail, three (3) days after postmark or delivery to the courier.

If to OWM:

Revver Digital, LLC

6275 Lanier Islands Parkway

Buford, GA 30518

Email:

Attn: Josh Richey, General Counsel

with copy to:

Michael Best & Friedrich LLP

4509 Creedmoor Road, Suite 501

Raleigh, NC 27612

Emails:

Attn: W. Lyle Gravatt; Francis C. Pray, III

If to TVP:	Twin Vee PowerCats Co. 3101 S US Highway 1 Fort Pierce, Florida 34982 Email: Attn: Joseph Visconti, Chief Executive Officer

18.5        Headings; Interpretation. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

18.6        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, except as otherwise provided herein, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.7        Entire Agreement; Amendment and Modification; Waiver. Reference is hereby made to the recitals to this agreement, which are integral to the interpretation and understanding of this Agreement and are hereby incorporated as if set forth fully herein. This Agreement, including and together with any related exhibits (including Exhibit A and Exhibit B hereto), annexes (including Annex 1 hereto), schedules (including Schedule 1 and Schedule 2 hereto), and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, the Prior Agreement, which is hereby terminated and of no further force and effect (except as may be specifically set forth herein or such indemnification obligations as may survive thereunder) as of the Effective Date. In the event of any conflict between the terms and provisions of this Agreement and those of any exhibit, annex, schedule, or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its exhibits and schedules, but including Annex 1; (b) second, the exhibits, annexes, and schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party. No waiver under this Agreement is effective unless it is express, in writing, and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. Neither any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement nor any act, omission, or course of dealing between the Parties constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement.

18.8        Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive unless this Agreement specifically provides otherwise, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

18.9        Equitable Remedies. TVP acknowledges and agrees that (a) a breach or threatened breach by TVP of any of its obligations under Section 3.4, during the Term, or Section 8, Section 9, Section 10, or Section 12, at any point in time, would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by TVP of any such obligations, OWM shall, in addition to any and all other rights and remedies that may be available to OWM at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. TVP agrees that TVP will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 18.9.

18.10     Successors and Assigns; Assignment. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. TVP shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without OWM’S prior written consent, which consent OWM may give or withhold in its sole discretion (except as may be otherwise specifically provided for herein). For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving TVP (regardless of whether TVP is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which OWM’S prior written consent is required. No delegation or other transfer will relieve TVP of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 18.10 is void. OWM may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without TVP’s consent.

18.11      No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 18.11, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each OWM Indemnified Party, each OWM Party, and Trafalgar as a third-party beneficiary of this Agreement.

18.12      Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the President of TVP (or to such other person of equivalent or superior position designated by TVP in a written Notice to OWM) and the President of OWM (or to such other person of equivalent or superior position designated by OWM in a written Notice to TVP), by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within thirty (30) Business Days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 18.13 hereunder.

18.13      Governing Law; Submission to Jurisdiction. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with, the Laws of the State of Florida, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Each Party irrevocably and unconditionally agrees that it shall not commence any Action of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims (and, without limitation, any Licensed IP Challenge), in any forum other than the US District Court for the Middle District of Florida or, if such court does not have subject-matter jurisdiction, the courts of the State of Florida sitting in Pinellas County, Florida, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the US District Court for the Middle District of Florida or, if such court does not have subject-matter jurisdiction, the courts of the State of Florida sitting in Pinellas County, Florida. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

18.14     Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

18.15      Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

18.16      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the later date written below, and effective as of the Effective Date, their respective officers thereunto duly authorized.

REVVER DIGITAL, LLC

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Chief Financial Officer

TWIN VEE POWERCATS CO.

By:	/s/ Joseph Visconti
Name:	Joseph Visconti
Title:	Chief Executive Officer

SIGNATURE PAGE TO PATENT AND KNOW-HOW LICENSE AND CONDITIONAL SALE AGREEMENT
(OWM - TVP)

ANNEX I

DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Sales” means the total number of units of Subscriptions sold by TVP or any of its Affiliates or permitted Sublicensees to any third-party Person anywhere in the world, for or without consideration. Subscriptions will be considered “sold” at the earlier of: (x) when such Subscription is active and accessible to such third-party Person; or (y) when billed or invoiced. All calculations of Net Sales must be in accordance with GAAP and based on bona fide arms’ length transactions. Subscriptions sold to (i) an Affiliate or permitted Sublicensee of TVP for internal use (but not resale) by the Affiliate or permitted Sublicensee and (ii) any OWM Dealer will be treated as sales by TVP. Aggregate Sales do not include sales or transfers by TVP to its Affiliates or permitted Sublicensees for resale; provided that the Aggregate Sales calculation will include the sale of any Subscriptions so internally purchased or accepted by such Affiliate or permitted Sublicensee on the resale of such Subscriptions. No deductions or offsets in the number of Subscriptions sold will be allowed for (a) discounts allowed in amounts customary in the trade; (b) sales, tariff duties, and use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; (d) amounts allowed or credited on returns; (e) commissions paid to individuals whether they are with independent sales agencies or regularly employed by TVP and on its payroll; or (f) for cost of collections.

“Aggregate Subscription Revenue” means the aggregate revenue in U.S. Dollars from Aggregate Sales.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Auditor” has the meaning set forth in Section 7.2(a).

“Background Intellectual Property” means OWM’S Intellectual Property or TVP’s Intellectual Property, as applicable, except for any Foreground Intellectual Property.

“Bill of Sale, Assignment, and Assumption Agreement” has the meaning set forth in Section 2.6(b).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Columbia, South Carolina are authorized or required by Law to be closed for business.

“Change of Control” means with respect to a Person: (a) an acquisition, reorganization, merger, or consolidation of such Person by or with any other Person in which the holders of the voting securities of such Person outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which any other Person, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person; or (c) the sale or other transfer to any other Person of all or substantially all of such Person’s assets.

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(OWM - TVP)

“Claim” means any Action brought against a Person entitled to indemnification under Section 15.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Confidential Information” has the meaning set forth in Section 12.1.

“Contracts” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Copyrights” means copyrights, all works of authorship, expressions, designs, including copyrights works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation, performer rights, moral rights, and neighboring rights, and all registrations, applications for registration, and renewals thereof.

“C-TPAT” has the meaning set forth in Section 11.5.

“Dealer Storefront Credit” has the meaning set forth in Section 6.1(b).

“Deductible” has the meaning set forth in Section 15.3(a).

“Direct Claim” has the meaning set forth in Section 15.4(c).

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” has the meaning set forth in Section 18.12.

“Dispute Notice” has the meaning set forth in Section 18.12.

“Domains” means www.yachtsforsale.com and www.boatsforsale.com.

“Drop-Dead Date” has the meaning set forth in Section 6.3(f).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrances” means any liens, charges, mortgages, pledges, easements, encumbrances, security interests, matrimonial or community interests, tenancy by the entirety claims, adverse claims, or any other title defects or restrictions of any kind.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Force Majeure Event(s)” has the meaning set forth in Section 18.1.

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(OWM - TVP)

“Foreground Intellectual Property” means any and all of the Intellectual Property developed with respect to, or for incorporation into, the Licensed Intellectual Property, that are either developed by OWM alone, by OWM and TVP jointly or by TVP alone as requested by OWM in connection with this Agreement or the Prior Agreement.

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Section 13, made by such party, to such Party’s actual knowledge, of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses.”

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Hardware” means semiconductor chips, mask works and the like.

“Improvement” means any modification of or improvement or enhancement to the Licensed Intellectual Property.

“Indemnified Party” has the meaning set forth in Section 15.3.

“Indemnifying Party” has the meaning set forth in Section 15.3.

“Intellectual Property” means any and all rights in, arising out of, or associated with an of the following (a) Patents, (b) Trademarks, (c) Copyrights, (d) Website Assets, (e) Software, (f) Hardware, (g) Know-How, (h) Trade Secrets, and all other intellectual property and related proprietary rights, and all rights, interests, and protections (including the rights to sue and recover and retain damages, costs, and attorneys’ fees for past, present, and future infringement and any other rights relating to any of the foregoing) that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout any part of the world.

“Intellectual Property Assignment” has the meaning set forth in Section 2.6(a).

“Know-How” means any and all technical information, Trade Secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by OWM useful in the maintenance, upkeep, operation, production, use, exploitation, distribution, dissemination, transmission, or sale of, or pertaining to, the Intellectual Property.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means all rights in and to the Intellectual Property arising out of or associated with the assets set forth on Schedule 1 attached hereto and incorporated as if set forth fully herein by reference.

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(OWM - TVP)

“Licensed IP Challenge” has the meaning set forth in Section 9.3.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder or under the Prior Agreement, and the cost of pursuing any insurance providers.

“Minimum Purchase Price” has the meaning set forth in Section 6.1(c).

“Minimum Purchase Price Achievement Date” means the date on which the amount of Purchase Price paid by TVP to OWM equals the amount of the Minimum Purchase Price.

“Monthly Period” means each full calendar month during the Term, consisting of each of January, February, March, April, May, June, July, August, September, October, November, and December.

“Monthly Subscription Fee” has the meaning set forth in Section 5.3.

“Notice” has the meaning set forth in Section 18.4.

“OEM” means Original Equipment Manufacturer.

“OWM” has the meaning set forth in the preamble to this Agreement.

“OWM Dealer” has the meaning set forth in Section 5.1.

“OWM Indemnified Parties” has the meaning set forth in Section 15.2.

“OWM Parties” means OWM, its Affiliates, customers, subcontractors, successors, and assigns.

“OWM’s Intellectual Property” means all Intellectual Property owned by or licensed to OWM, including all Foreground Intellectual Property and any of OWM’s Background Intellectual Property relating to the Licensed Intellectual Property.

“OWM’s Knowledge” means the actual knowledge or understanding of the facts and information in the possession of OWM’S officers as of the Effective Date, but without any duty to conduct any investigation with respect to such facts and information.

“Party” or “Parties” have the meanings set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, reissues, substitutions and extensions thereof that are issued during the Term), patent applications (whether provisional or non-provisional), and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Payment Statement” has the meaning set forth in Section 6.3(a).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Personnel” of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

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(OWM - TVP)

“Purchase Price” has the meaning set forth in Section 6.1.

“Purchased Intellectual Property” has the meaning set forth in Section 2.3.

“Receiving Party” has the meaning set forth in Section 12.1.

“Remaining Purchase Price” has the meaning set forth in Section 6.1(c).

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

“Revenue-Sharing Royalty” has the meaning set forth in Section 6.1(a).

“Software” means all computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Sublicensee” means any Person that is granted a sublicense, in whole or in part, by TVP under this Agreement.

“Subscription” means a subscription for an account, or any type or level, for use on the Website Assets of the Licensed Intellectual Property, for use by one individual or entity Person in consumer to consumer or business to consumer transactions, including, without limitation, an individual Person-owner listing any number of boats or yachts for sale on the Domains to other individual Persons under an individual account, a dealer-entity Person listing any number of boats or yachts for sale on the Domains under a dealer account, and an OEM Person listing any number of new boats or yachts for sale under an OEM account..

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is Controlled by such Person.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 17.1.

“Top-Tier Subscription” has the meaning set forth in Section 5.2.

“Third-Party Claim” has the meaning set forth in Section 15.4(a).

“Third-Party Contracts” has the meaning set forth in Section 2.3.

“Third-Party Licenses” has the meaning set forth in Section 2.3.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

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(OWM - TVP)

“Trade Secrets” means all confidential and proprietary inventions (whether or not patentable), Improvements, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Transition Cost Cap” has the meaning set forth in Section 3.2.

“Transition Period” has the meaning set forth in Section 3.2.

“TVP” has the meaning set forth in the preamble to this Agreement.

“TVP Indemnified Parties” has the meaning set forth in Section 15.1.

“TVP’s Intellectual Property” means all Intellectual Property owned by, or licensed by any third-party Person to, TVP, including any of TVP’s Background Intellectual Property relating to the Licensed Intellectual Property.

“TVP Parties” means TVP, its Affiliates, successors, and assigns, and each of their respective Representatives.

“US” means the United States of America.

“USMCA” has the meaning set forth in Section 11.5.

“USPTO” means the United States Patent and Trademark Office.

“Website Assets” means the internet domain names and social media account or usernames (including handles), whether or not Trademarks, associated web addresses, URLs, websites, and web pages, social media sites and pages, in each case registered by any authorized private registrar or Governmental Authority, and all content and data thereon and relating thereto, whether or not Copyrights.

ANNEX 1 TO LICENSE AND CONDITIONAL SALE AGREEMENT
(OWM - TVP)